Exhibit 99.1

CONTACT:	Rick Howe Director, Corporate Communications 858.207.5859
BIOMED REALTY TRUST REPORTS
SECOND QUARTER 2009 OPERATING AND FINANCIAL RESULTS
SAN DIEGO, Calif. — July 29, 2009 — BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on Providing Real Estate to the Life Science Industry®, today announced operating and financial results for the second quarter ended June 30, 2009.
Highlights:
•	Increased total revenues for the second quarter to $86.1 million, up 21.6% from $70.8 million for the same period in 2008, driven primarily by sustained leasing success and deliveries from the company’s development pipeline.

•	Executed 17 leasing transactions during the quarter, representing approximately 250,000 square feet. The company entered into 14 new leases totaling approximately 229,000 square feet, including a lease with Regeneron Pharmaceuticals, Inc. encompassing approximately 80,000 square feet at The Landmark at Eastview campus in Tarrytown, New York. Three leases totaling approximately 21,000 square feet were amended to extend their terms.

•	Secured a new $350 million loan for the Center for Life Science | Boston, the company’s newly constructed 700,000+ square foot state-of-the-art research facility that recently received Gold LEED® certification from the U.S. Green Building Council.

•	Secured a new $18 million loan for the company’s 9865 Towne Centre Drive property which was built for, and is fully leased to, Illumina, Inc., and which recently received Silver LEED® certification from the U.S. Green Building Council.

•	Repurchased $8.8 million face value of exchangeable senior notes for approximately 65% of par, resulting in a gain on extinguishment of debt of approximately $2.6 million.

•	Completed a follow-on public offering of common stock, raising approximately $166.9 million in net proceeds.

•	Generated net income available to common stockholders of $18.2 million for the quarter, up 32.8% from the same period in 2008.

•	Increased funds from operations (FFO) for the quarter to $0.48 per diluted share, or $44.0 million, compared to $0.46 per diluted share, or $34.1 million, for the same period in 2008. Excluding the impact of debt extinguishment associated with the repurchase of exchangeable senior notes, FFO for the quarter was $41.4 million, or $0.45 per diluted share.
“BioMed once again demonstrated the resiliency of our business model and the strength of our team during the second quarter against the backdrop of a challenging economic environment,”

said Alan D. Gold, Chairman and Chief Executive Officer of BioMed. “We generated strong financial and operating results from our world class portfolio with a premier tenant roster of pharmaceutical, biotechnology and research institutions that continue to make significant breakthroughs in their research, development and commercialization of key drugs and treatments.”
Second Quarter 2009 Operating and Financial Results
Rental revenues for the quarter were $65.7 million, compared to $54.2 million for the same period in 2008, an increase of 21.2%. Total revenues for the quarter were $86.1 million, compared to $70.8 million of total revenues for the same period in 2008, an increase of 21.6%.
During the quarter, the company terminated leases totaling approximately 165,000 square feet. The second quarter financial results included approximately $2.6 million of other income and $520,000 of operating expenses associated with lease terminations.
The company’s same property portfolio increased to 92.3% leased and net operating income on a cash basis increased 2.9% for the quarter compared to the same period in 2008.
Net income available to common stockholders for the quarter was $18.2 million, or $0.20 per diluted share, compared to $13.7 million, or $0.19 per diluted share, for the same period in 2008.
FFO for the quarter was $0.48 per diluted share, or $44.0 million, compared to $0.46 per diluted share, or $34.1 million, for the same period in 2008. Excluding the $2.6 million net impact of the gain on extinguishment of debt associated with the repurchase of exchangeable senior notes, FFO for the quarter was $41.4 million, or $0.45 per diluted share.
FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and a definition of FFO are included at the end of this release.
Financial information for the current and, where applicable, prior periods has been presented to reflect the application of the following new accounting guidance adopted by the company effective January 1, 2009: FASB Staff Position APB 14-1 “Accounting for Convertible Debt That May be Settled Upon Conversion (Including Partial Cash Settlement)”; Statement of Financial Accounting Standard No. 160 “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”; and FASB Staff Position EITF 03-6-1 “Determining Whether Instruments Granted in Share Based Payment Transactions are Participating Securities.”

Financing Activity
During the second quarter, the company closed on a $350 million loan secured by its Center for Life Science | Boston property. The loan bears interest at 7.75% per annum and matures in June 2014. Proceeds from the loan were used to repay a portion of an existing $507.1 million secured construction loan on the property. BioMed paid down the remaining balance of the existing secured construction loan by drawing on the company’s unsecured line of credit. This repayment of the secured construction loan successfully addressed the last of BioMed’s debt maturities in 2009.
Also during the quarter, the company closed on a new $18 million loan secured by the company’s 9865 Towne Centre Drive property in San Diego. The facility was built for, and is fully leased to, Illumina, Inc., which leases a total of approximately 193,000 square feet through October 2023 at the Towne Centre Drive campus.
The company also repurchased $8.8 million face value of its exchangeable senior notes for approximately 65% of par, resulting in a gain on debt extinguishment of approximately $2.6 million, net of the write-off of deferred loan fees and debt discount. The gain on extinguishment of debt was further reduced by the write-off of approximately $843,000 in deferred loan costs associated with the repayment of the secured construction loan.
In addition, the company completed the sale of approximately 16.8 million shares of common stock, raising net proceeds of approximately $166.9 million. The net proceeds were utilized to repay a portion of the outstanding indebtedness under the company’s unsecured line of credit and for other general corporate and working capital purposes.
At June 30, 2009, the company’s debt to total assets ratio was 41.2%, with approximately 89.5% of the company’s debt fixed or hedged.
Kent Griffin, President and Chief Financial Officer of BioMed, commented, “We further strengthened our capital structure and liquidity profile by raising over $166 million in equity and completing two new financings totaling $368 million in proceeds. We believe our success in the capital markets reflects our lending and investment partners’ recognition of the continued strength of BioMed’s business and the ability of our best-in-class team of professionals to execute on our business model. Beyond the fact that all three transactions occurred in a single quarter and during the toughest of equity and credit environments, these accomplishments exemplify our steadfast commitment to the long-term financial strength and success of the company.”

Portfolio Update
During the quarter ended June 30, 2009, the company executed 17 leasing transactions, representing approximately 250,000 square feet, including 14 new leases totaling approximately 229,000 square feet. Three leases, totaling approximately 21,000 square feet, were amended to extend their terms.
As of June 30, 2009, BioMed owned or had interests in 69 properties with 114 buildings, located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. The company’s portfolio included the following as of June 30, 2009:

Rentable
Square Feet
Operating portfolio	9,719,653
Redevelopment properties	154,341
Construction in progress	640,520

Total portfolio	10,514,514

Land parcels	1,352,000

Total proforma portfolio	11,866,514

As of June 30, 2009, the company’s operating portfolio was 77% leased to 127 tenants.
Earnings Guidance
The company is raising its 2009 guidance for net income per diluted share and FFO per diluted share, largely reflecting the strong second quarter results, and narrowing its 2009 guidance for net income per diluted share and FFO per diluted share due to the company’s successful execution of the new financing for the Center for Life Science | Boston on schedule and as anticipated. The company’s revised 2009 guidance for net income per diluted share and FFO per diluted share is set forth and reconciled below.

2009
(Low — High)
Projected net income per diluted share available to common stockholders	$0.63 — 0.67
Add:
Noncontrolling interest in operating partnership	$0.02
Real estate depreciation and amortization	$0.99
Projected FFO per diluted share	$1.64 — $1.68
The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, financing transactions, interest rates, and the amount and timing of development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information
Supplemental operating and financial data, as well as the updated Investor Presentation, are available in the Investor Relations section of the company’s website at www.biomedrealty.com.
Teleconference and Webcast
BioMed Realty Trust will conduct a conference call at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, July 30, 2009 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, or live by calling 866.543.6407 (domestic) or 617.213.8898 (international) with call ID number 46945553. The call will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Thursday, July 30, 2009 until midnight Pacific Time on Tuesday, August 4, 2009 by calling 888.286.8010 (domestic) or 617.801.6888 (international) and using access code 12764871.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed owns or has interests in 69 properties, representing 114 buildings with approximately 10.5 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2009	December 31, 2008
		(Revised)
ASSETS
Investments in real estate, net	$2,994,072	$2,960,429
Investments in unconsolidated partnerships	49,243	18,173
Cash and cash equivalents	34,101	21,422
Restricted cash	15,638	7,877
Accounts receivable, net	10,178	9,417
Accrued straight-line rents, net	69,046	58,138
Acquired above-market leases, net	3,688	4,329
Deferred leasing costs, net	90,472	101,519
Deferred loan costs, net	8,535	9,754
Other assets	36,939	38,256

Total assets	$3,311,912	$3,229,314

LIABILITIES AND EQUITY
Mortgage notes payable, net	$717,764	$353,161
Secured construction loan	—	507,128
Secured term loan	250,000	250,000
Exchangeable senior notes, net	103,077	122,043
Unsecured line of credit	292,404	108,767
Security deposits	7,660	7,623
Dividends and distributions payable	15,383	32,445
Accounts payable, accrued expenses, and other liabilities	66,406	66,821
Derivative instruments	17,910	126,091
Acquired below-market leases, net	13,550	17,286

Total liabilities	1,484,154	1,591,365
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $230,000,000 liquidation preference ($25.00 per share), 9,200,000 shares issued and outstanding at June 30, 2009 and December 31, 2008	222,413	222,413
Common stock, $.01 par value, 150,000,000 and 100,000,000 shares authorized, 98,118,639 and 80,757,421 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	981	808
Additional paid-in capital	1,833,026	1,661,009
Accumulated other comprehensive loss	(91,525)	(112,126)
Dividends in excess of earnings	(147,306)	(146,536)

Total stockholders’ equity	1,817,589	1,625,568
Noncontrolling interests	10,169	12,381

Total equity	1,827,758	1,637,949

Total liabilities and equity	$3,311,912	$3,229,314

Financial information for the current and, where applicable, the prior period has been presented to reflect the application of the following new accounting guidance adopted by the company effective January 1, 2009: FASB Staff Position APB 14-1 “Accounting for Convertible Debt That May be Settled Upon Conversion (Including Partial Cash Settlement)”; Statement of Financial Accounting Standard No. 160 “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”; and FASB Staff Position EITF 03-6-1 “Determining Whether Instruments Granted in Share Based Payment Transactions are Participating Securities.”

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
		(Revised)		(Revised)
Revenues:
Rental	$65,716	$54,223	$134,135	$104,565
Tenant recoveries	17,189	15,804	38,270	32,386
Other income	3,175	744	7,626	1,178

Total revenues	86,080	70,771	180,031	138,129

Expenses:
Rental operations	14,661	13,454	36,813	27,318
Real estate taxes	7,613	4,915	14,846	10,185
Depreciation and amortization	24,501	19,331	51,813	37,018
General and administrative	5,126	5,645	10,407	11,839

Total expenses	51,901	43,345	113,879	86,360

Income from operations	34,179	27,426	66,152	51,769
Equity in net (loss)/ income of unconsolidated partnerships	(465)	43	(766)	(130)
Interest income	101	106	164	261
Interest expense	(12,875)	(9,009)	(24,955)	(16,181)
Gain on derivative instruments	360	—	303	—
Gain on extinguishment of debt	1,781	—	6,152	—

Net income	23,081	18,566	47,050	35,719
Net income attributable to noncontrolling interests	(645)	(620)	(1,350)	(1,202)

Net income attributable to Company	22,436	17,946	45,700	34,517

Preferred stock dividends	(4,241)	(4,241)	(8,481)	(8,481)

Net income available to common stockholders	$18,195	$13,705	$37,219	$26,036

Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.20	$0.19	$0.44	$0.38

Weighted-average common shares outstanding:
Basic	88,503,295	70,094,003	84,403,582	67,722,258

Diluted	92,615,935	73,811,597	88,580,072	71,418,266

Financial information for the current and, where applicable, the prior period has been presented to reflect the application of the following new accounting guidance adopted by the company effective January 1, 2009: FASB Staff Position APB 14-1 “Accounting for Convertible Debt That May be Settled Upon Conversion (Including Partial Cash Settlement)”; Statement of Financial Accounting Standard No. 160 “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”; and FASB Staff Position EITF 03-6-1 “Determining Whether Instruments Granted in Share Based Payment Transactions are Participating Securities.”

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
		(Revised)		(Revised)
Net income available to common stockholders	$18,195	$13,705	$37,219	$26,036
Adjustments:
Noncontrolling interests in operating partnership	658	619	1,380	1,209
Depreciation and amortization — unconsolidated partnerships	662	450	1,323	901
Depreciation and amortization — consolidated entities	24,501	19,331	51,813	37,018
Depreciation and amortization — allocable to noncontrolling interest of consolidated joint ventures	(19)	(8)	(39)	(16)

Funds from operations available to common shares and Units	$43,997	$34,097	$91,696	$65,148

Funds from operations per share — diluted	$0.48	$0.46	$1.04	$0.91

Weighted-average common shares and Units outstanding — diluted	92,615,935	73,811,597	88,580,072	71,418,266

Financial information for the current and, where applicable, the prior period has been presented to reflect the application of the following new accounting guidance adopted by the company effective January 1, 2009: FASB Staff Position APB 14-1 “Accounting for Convertible Debt That May be Settled Upon Conversion (Including Partial Cash Settlement)”; Statement of Financial Accounting Standard No. 160 “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”; and FASB Staff Position EITF 03-6-1 “Determining Whether Instruments Granted in Share Based Payment Transactions are Participating Securities.”
We present funds from operations, or FFO, available to common shares and partnership and LTIP units because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.